As filed with the Securities and Exchange Commission on September 29, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JOHN WILEY & SONS, INC.
(Exact name of registrant as specified in its charter)

New York (State or Other Jurisdiction of Incorporation or Organization)	13-5593032 (I.R.S. Employer Identification No.)

111 River Street, Hoboken, New Jersey 07030
(Address of Principal Executive Offices, Zip Code)

John Wiley & Sons, Inc. 2022 Omnibus Stock
and Long-Term Incentive Plan
(Full title of the plan)

Deirdre Silver
Executive Vice President & General Counsel
111 River Street
Hoboken, New Jersey 07030
(201) 748 - 6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Michael Collins
Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, D.C. 20036-5306

______________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 is filed by John Wiley & Sons, Inc. a New York corporation (the “Company” or the “Registrant”) in order to register 6,236,462 shares of our Class A Common Stock, par value $1.00 per share (the “Common Stock”) for issuance pursuant to the 2022 Omnibus Stock Plan and Long-Term Incentive Plan (the “2022 Plan”).
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
The documents containing the information specified in Part I of Form S-8 will be delivered to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the instructions of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference.
The following documents, which have previously been filed by the Registrant with the Commission pursuant to the Securities Act and pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:
(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended April 30, 2022 filed with the Commission by on June 24, 2022;
(b)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2022 filed with the SEC on September 7, 2022;
(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on June 27, 2022, July 22, 2022, July 28, 2022 and September 7, 2022; and
(d)
the Description of the Registrant’s Securities filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2022 filed with the Commission on June 24, 2022   (incorporated by reference to the Company’s Annual Report on Form 10-K/A (Amendment No. 1) for the year ended April 30, 2020), together with any amendment or report filed with the Commission for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than the portions of these documents furnished or not otherwise deemed to be filed), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Registrant discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.
Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6.  Indemnification of Directors and Officers.
Section 721 of the New York Business Corporation Law ("NYBCL") provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.
Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.
Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.
 Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.
Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.
Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation that it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

In addition, Article EIGHT of the Restated Certificate of Incorporation of the Company eliminates the personal liability of a director to the Company or its shareholders, except for those specific breaches resulting in liability for an act or omission with respect to which the NYBCL expressly provides that such provision in the Certificate of Incorporation shall not eliminate or limit such personal liability of the director.
Section 1 of Article VII of the Company's By-Laws provides that the Company shall, to the fullest extent permitted by the NYBCL, indemnify any director or officer of the Company or any wholly-owned subsidiary (or the personal representative of such director or officer) who is or was made or threatened to be made a party to or is involved in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including an action by or in the right of the Company or any of its subsidiaries or any other corporation, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan, or other enterprise), by reason of the fact that he or she is or was a director or officer of the Company, or at the request of the Company, is or was serving such subsidiary or other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise as director, officer, trustee, or in any other capacity, against judgments, fines, amounts paid or to be paid in settlement, excise tax or penalties, and costs, charges and expenses, including attorneys' fees, incurred in connection with such action or proceeding or any appeal therein, provided, however, that no indemnification shall be provided to such person if a judgment or other final adjudication adverse to such person establishes that (i) his or her acts (or those of the testator or intestate) were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she (or the testate or intestate) personally gained in fact a financial profit or other advantage to which he or she was not legally entitled; provided, further, that where applicable, payment of such indemnification shall be made pursuant to the provisions of Section 723 of the NYBCL, as the same may be amended from time to time.
The indemnification rights conferred by the Certificate of Incorporation of the Company are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. The Company will also provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8.  Exhibits.

The list of exhibits filed as part of this Registration Statement is included in the Exhibit Index which is incorporated by reference herein.

Item 9.  Undertakings.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
EXHIBIT INDEX
Exhibit No. Exhibit Description
4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2022).
4.2	Certificate of Amendment of the Certificate of Incorporation dated October 13, 1995 (incorporated by reference to Exhibit 3.2 of the Company’s Report on Form 10-K for the year ended April 30, 1996).
4.3
Certificate of Amendment of the Certificate of Incorporation dated as of September 1998 (incorporated by reference to Exhibit 3(i) of the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 1998).

4.4
Certificate of Amendment of the Certificate of Incorporation dated as of September 1999 (incorporated by reference to Exhibit 3(i) of the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 1999).

4.5	By-Laws as Amended and Restated dated as of September 2007 (incorporated by reference to Exhibit 3.5 of the Company’s Annual Report on Form 10-K for the year ended April 30, 2018).
5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

23.2*	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney.

99.1	John Wiley & Sons, Inc. 2022 Omnibus Stock Plan and Long-Term Incentive Plan.

107.1*	Filing Fee Table.
____________
 *Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hoboken, State of New Jersey, on September 29, 2022.

JOHN WILEY & SONS, INC.

By:	/s/ Brian A. Napack
Name:	Brian A. Napack
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.1

Signature	Title	Date
/s/ Brian A. Napack Brian A. Napack	President and Chief Executive Officer (Principal Executive Officer)	September 29, 2022
/s/ Christina Van Tassell Christina Van Tassell	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 29, 2022
/s/ Christopher F. Caridi Christopher F. Caridi	Senior Vice President, Global Corporate Controller and Chief Accounting Officer (Chief Accounting Officer)	September 29, 2022
/s/ Jesse C. Wiley Jesse C. Wiley	Chairman of the Board	September 29, 2022
/s/ Mari J. Baker Mari J. Baker	Director	September 29, 2022
/s/ George D. Bell George D. Bell	Director	September 29, 2022
/s/ Beth A. Birnbaum Beth A. Birnbaum	Director	September 29, 2022
/s/ David C. Dobson David C. Dobson	Director	September 29, 2022
/s/ Brian O. Hemphill Brian O. Hemphill	Director	September 29, 2022
/s/ Laurie A. Leshin Laurie A. Leshin	Director	September 29, 2022
/s/ Raymond W. McDaniel, Jr. Raymond W. McDaniel, Jr.	Director	September 29, 2022
/s/ William J. Pesce William J. Pesce	Director	September 29, 2022
/s/ Inder M. Singh Inder M. Singh	Director	September 29, 2022